Exhibit 99.1

MEDTOX® Scientific, Inc.

Third Quarter Conference Call

October 16, 2006

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our third quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we will have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - President and CEO:

Thank you, Kevin. We reported third quarter results in our press release earlier this morning. We achieved record revenues, gross margin, and operating income for the quarter. In a few minutes, Kevin will provide more quantitative data regarding the results.

In our Laboratory segment, new account activity and revenue increase was strong for the quarter, in both our drugs of abuse and clinical laboratories. We continue to experience strong growth and momentum in Clinical Trial Services. We have had one sales director who has been responsible for the successful revenue growth in this market. He is currently recruiting a west coast based sales manager and when that position is filled, he will recruit for an east coast manager. We look forward to a positive impact from adding this sales capacity in 2007.

As we noted in our second quarter conference call, the MEDTOXScan® electronic reader for the ER market, scheduled for introduction at the end of the second quarter, was rescheduled until the third quarter due to a delay in receiving a hardware component. We are pleased to announce that three production units have been shipped to Cardinal Health clients. Components for 90 additional units are currently being assembled at our contract manufacturer. Our build schedule calls for 300 units to be manufactured in the fourth quarter. We will probably not see a material impact on sales of our ER product associated with the reader until the first quarter of 2007.

We reported in the second quarter call that we were adding 10 new sales associates. Hiring was completed in the third quarter. We are extremely pleased with the quality of the group, and we are beginning to see a positive contribution from the additional sales capacity.

We continue to be ahead of schedule in deployment of eChain®, our web-based thin-client electronic chain-of-custody and donor tracking system. Currently 786 sites are in production and 245 are being converted. Our year end target continues to be 1,000 sites.

Examination of our third quarter numbers demonstrates the leverage to the bottom line of increased sales and revenues. An increase of 13% in revenues resulted in a 79% increase in net income. We enter the fourth quarter with continued momentum and look forward to the opportunities that our increased sales capacity provides to us.

Kevin will now provide you with the financial data for the quarter ended September 30, 2006.

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter.

We experienced top line growth of 13% for the quarter.

In our lab business, third quarter revenues were $14.7 million, up 16% from the third quarter of last year. Revenues from our workplace drugs-of-abuse testing increased 12% due to increased sample volume with stable pricing. Revenues for Specialty Laboratory Services were up a solid 22% from the third quarter of last year due to strong sales growth in testing for Clinical Trial Services and a higher average revenue per test.

In our Diagnostic business, third quarter revenues were $4.0 million, up 6% from last year, primarily led by strong sales of our PROFILE-II ER® device.

Our overall gross margin was 46.1% in the third quarter, compared to 44.0% last year.

Our lab business operated at a 41.9% margin in the third quarter, up significantly from 38.9% in the third quarter of last year. The improvement in gross margin resulted from additional volume through our current infrastructure and an increase in higher margin clinical trial testing.

Margins in our Diagnostic division were 61.8% in the third quarter, up from 61.0% last year.

Our selling, general and administrative expenses were $5.4 million in the quarter, up from $5.0 million last year. The increase resulted from increased incentive based compensation and increased spending on information technology. SG&A expense decreased as a percentage of sales to 28.9% compared to 30.4% of sales last year.

Research and development expenses increased $27,000 to $579,000 in the quarter.

Other expenses of $242,000 were down $115,000 from the third quarter of last year. The improvement is primarily due to lower interest expense related to reductions in our average debt levels.

In terms of the balance sheet, trade receivables are up from their year end levels due to strong August and September sales. Our days sales outstanding is at 59.5 days for the quarter compared to 60.2 days last year. Current liabilities are up due to an increase in our revolving line of credit and timing of accounts payable and accrued type expenses. Our long term liabilities are $3.4 million of which $2.4 million relates to the mortgage on the building complex.

For the first nine months of the year, capital expenditures were $3.1 million and depreciation and amortization was $2.5 million.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - President and CEO:

Thank you, Kevin.	We’d now be pleased to take any questions that you may have.

QUESTION AND ANSWER

Steven Crowley - Craig-Hallum Capital – Analyst:

Good morning, gentleman. Great quarter.

Dick Braun - MEDTOX - President and CEO:

Good morning, Steve.

Steven Crowley - Craig-Hallum Capital – Analyst:

A couple of questions for you, Dick, you touched on the sales force additions: can you give us a little more granularity in terms of how these folks are coming up the curve relative to your expectation? How long it takes for a typical salesperson to become productive? So, information along those lines, and then I have another question I'll come back with.

Jim Schoonover - MEDTOX – CMO:

Steve, this is Jim Schoonover. We have been hiring those individuals throughout the third quarter, and in general, they go through about a 4 to 6 week training process. During which they learn about the components of the business and then also work with our experienced sales reps on listening to calls and things of that nature. All 10 of these reps are currently in a productive capacity for us and again, as Dick mentioned earlier, we are very excited about the quality of individual we've been able to attract at MEDTOX; and I think they're going to make a meaningful contribution to us. In terms of SG&A expense, about 40% of their run rate was actually realized in the third quarter, meaning we were hiring them throughout the quarter. So some have not been with us a total of all 3 months.

Steven Crowley - Craig-Hallum Capital – Analyst:

So just to gain a little bit of a sense for what that means, is there likely to be, trying to think order of magnitude here, in terms of what kind of increment might we see in the fourth quarter relative to the third quarter, just from their SG&A? Maybe Kevin could help me with that.

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO:

Yes, relative to their SG&A, as we talked about in the second quarter call, we didn't anticipate a material impact on SG&A from the addition of these salespeople due to some restructuring that we had with other higher-paid positions. I think also, if you take a look, that these 10 people were added with about 40% of the run rate within the quarter. That gives you an idea of how much expense was in place relative to that group of people in the quarter.

Steven Crowley - Craig-Hallum Capital – Analyst:

So in other words, it shouldn't be a big needle-moving event in the fourth quarter?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO:

It shouldn't be something that's noticeable or that's going to jump out on the SG&A line, Steve.

Steven Crowley - Craig-Hallum Capital – Analyst:

Okay. Second question, and then I'll hop back in the queue. Can you give us an update as to how L.A. County is progressing? That was a rather notable win not too long ago, and I think you've started to ramp with that client. Could you give us some sense both qualitatively and quantitatively how that's going?

Jim Schoonover - MEDTOX – CMO:

Sure Steve. First of all, we will probably see our first full revenue month in October. We probably realized about 75 to 80% of their revenue in September. The conversion has gone very well and once they are up and running in total, they will generate approximately, give or take $100,000 a month in revenue, which is good. What I think becomes more impressive for us, is it's a validation of the ClearCourse™ model that we've been suggesting to people in the government market as a very viable opportunity for other entities. And we have received calls and inquiries from other, both California-based, but other national customers in that market that are interested in what we're doing with L.A. County. So we're very pleased with how things are going, and I, in fact, am going to be meeting with them in the next day or 2 to review the first 60 days.

Steven Crowley - Craig-Hallum Capital – Analyst:

Excellent. Now, as you've gotten to know them a bit better; I know your strategy was to be very laboratory services-focused early on in the relationship. But your thoughts had been that there was some opportunity for them to be a stronger product customer, point-of-care collection device product customer down the road. Has your perspective changed on that at all, or is it a little early to make a definitive read there?

Jim Schoonover - MEDTOX – CMO:

No, I think that the original assumption holds. We believe they'll be transitioned from a lab model to the SURE-SCREEN® product model for a couple of reasons. Number 1, they want the more immediate data that a diagnostic device can give them in terms of their interaction with their probationers. And secondly, they like the lower cutoff levels that the SURE-SCREEN® device offers. So that continues to be the area that they're pursuing and we believe in the next, probably, 60 days or so, we'll start to see a transition.

Steven Crowley - Craig-Hallum Capital – Analyst:

Great. Once again, nice quarter. I'll hop back in the queue.

Jim Schoonover - MEDTOX – CMO:

Thank you.

Brent Miley - Rutabaga Capital – Analyst:

Hi, good morning. I have a couple questions for you. If memory serves, last quarter you guys had some slowdown in your same-customer, I guess, lab volumes. Was wondering if that had turned at all in the past quarter, or whether the gains you guys saw were from market share? Could you just kind of give us a little bit of help on that?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO:

Sure, Brent. This is Kevin. Sample volume in our workplace drugs-of-abuse lab for existing clients was about flat quarter-over-quarter, if we take a look at the third quarter of 2005 to 2006. So the decrease that we saw in the second quarter didn't reoccur in the third quarter, with volumes being stable year-over-year.

Brent Miley - Rutabaga Capital – Analyst:

Okay. And so basically, you guys are obviously continuing to gain market share and gain accounts? That's most of the volume gain?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO:

Correct.

Brent Miley - Rutabaga Capital – Analyst:

Okay, and then, on the -- what drove specialty labs? I guess it was a nice quarter. Is there anything in particular that drove the increase there?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO:

The big increase in there was from clinical trial services. That group and piece of the business has grown very nicely.

Brent Miley - Rutabaga Capital – Analyst:

And will that continue? I know that probably could be somewhat lumpy; but will that -- should we expect that kind of an increase going forward? I'm not positive; could you just update us on kind of the pipeline of projects there?

Dick Braun - MEDTOX - President and CEO:

You're correct in saying that it can be slightly lumpy, because it's project-oriented. But we continue to see the backlog increase. And so our expectation is that we're optimistic that we're going to see comparable increases.

Brent Miley - Rutabaga Capital – Analyst:

Okay, great. And then in terms of operating rates in the lab, you guys again showed a very nice incremental margin performance this quarter. Anything that would prevent that from continuing to happen in the near future, or for that matter, the midterm future?

Dick Braun - MEDTOX - President and CEO:

It's exclusively a function of increase in revenue and volume; and as long as we can continue to increase the revenue and the volume, and also maintain discipline on the SG&A line, we can, we believe, incrementally increase margins.

Brent Miley - Rutabaga Capital – Analyst:

Okay. So basically, there's no capacity or processing sort of bottlenecks at this point, in terms of the kind of the manufacturing, so to speak, side of things?

Dick Braun - MEDTOX - President and CEO:

Not at this level of growth.

Brent Miley - Rutabaga Capital – Analyst:

Okay. Very good. Thanks a lot.

Clint Morrison - Feltl – Analyst:

Hey, Dick. Good quarter. Just a quick follow-on on the last question. I think you said you have no capacity issues. At what point do you start to run into capacity? Because I think you said originally that, well obviously, volume is what's driving the margins.

Dick Braun - MEDTOX - President and CEO:

I'll let Kevin answer that.

Clint Morrison - Feltl – Analyst:

Okay.

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO:

Our capital expenditures run $4, $4.5 million per year in the past; and going forward, we think that's probably a pretty good number, relative to supporting the growth that we're seeing. And we anticipate that that will continue as we move forward.

Dick Braun - MEDTOX - President and CEO:

If I might, maybe I'll add a piece to that. I think there are 2 answers to the question. Kevin gave one, is that we don't expect to see CapEx change appreciably from year to year. And on the other hand, a constraint could be physical space. But we have a 3-building complex that we own here, and we're probably occupying 60% of it, or 65% of it. And so we have available other space as leases come due. And in North Carolina, we have a 2-building complex that we lease, and we're only operating 1 shift, 5 days a week. So we don't really have any physical constraints.

Clint Morrison - Feltl – Analyst:

Okay. I think you also had mentioned that sort of the strong growth in the clinical, which sounds like it is a little higher margin, was also benefiting. Can you give us a little sense of the difference in profitability or margin between just your sort of standard drugs-of-abuse sampling versus your specialty lab stuff?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO:

The specialty lab, as it relates to some of the clinical trial services, does tend to be higher margin.

Clint Morrison - Feltl – Analyst:

Yep. And I'm trying to get -- are we talking like a point or 2, or 5 points, or can you give us any sense as to the difference between those 2 groups in terms of profitability?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO:

If you look at probably 5, 10 points, it's probably a pretty good number.

Clint Morrison - Feltl – Analyst:

Okay. So what I'm hearing is for the foreseeable future, you think the kind of margins you showed in this quarter, which are obviously the best I ever remember, are sustainable?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO:

And as Dick mentioned earlier, really that improvement in margin is dependent on the topline growth continuing to drive increased volume and revenue through the infrastructure. And certainly, clinical trials is a higher margin business for us. So as that grows faster, that will have a positive impact on it, as well.

Dick Braun - MEDTOX - President and CEO:

And also, you have to -- in some quarters, we may have some product mix differential, which could affect the margin either up or down slightly from where we're at right now. And also in certain quarters, as you would recall since you have followed us for awhile, there is some seasonality on the drugs-of-abuse side.

Clint Morrison - Feltl – Analyst:

Yes. Okay, thank you.

Steven Crowley - Craig-Hallum Capital – Analyst:

Yes, to follow-on the subject of clinical trial services, could you give us a bit of a feel for the dynamics of the market and the competitive landscape? Is it a couple larger competitors? Are there a lot of other folks your size now out there? And also, related to how you've grown the business, has it been growing with the same set of customers, or have you been successful adding to your group of customers?

Jim Schoonover - MEDTOX – CMO:

Steve, this is Jim. Really, the best way to answer that is that it's a very large market, and there are various-sized pharmaceutical companies that can be targeted. Obviously, you have the large pharma group that would include people like Merck and Pfizer, and people of that nature. They tend to have long standing relationships, either with laboratories or with clinical research organizations and we have tended not to, at least initially, target those companies as our primary focus. Where we have spent a fair amount of time is in the, what we would call next layer down-sized company, sort of small to mid-sized pharmaceutical sponsors, as well as biotech companies.

And one of the things that differentiates us, and I think gives us somewhat of a unique position in that market, is there are a number of laboratories that perform what we call central lab services, where you're doing basically clinical chemistry testing for volunteers in various trials. And so that's a bit of a crowded space, but where we've done very, very well with sponsors is in our bioanalytical area, where we've actually done a fair amount of assay development and PK work. And it's relatively rare that a laboratory has both central lab services capabilities as well as bioanalytical capabilities. So it gives us a nice position in the market to be able to play in 2 different areas. Then, as it relates to the existing customers versus new customers; probably, our growth has come primarily from new relationships. One of the things that we're going to be targeting in terms of strategic activity next year, when we get our West Coast and East Coast sales managers in place, is to extend our relationship with existing customers so that we're receiving additional trials from those organizations. We have done a very good job at initiating new relationships with new sponsors, but we would like to deepen and widen our relationship with existing pharmaceutical sponsors.

Steven Crowley - Craig-Hallum Capital – Analyst:

That's very helpful. Now to just switch gears a little bit, you mentioned your progress with eChain®, and if I could ask you, it seems like it's tracking at least consistent with your goals for actual installs for the year. When do we get, or where do we get to the point that you can leverage this high-tech network of patient collection centers?

Jim Schoonover - MEDTOX – CMO:

Well, there's been some leveraging. What we had decided strategically, was that we would build the network and then we would start to market it on a national basis to large national customers and that has been our focus now for the last 6 months. What we're finding though, is a number of these occupational health clinics that have installed eChain® to be used with either existing MEDTOX clients, or they're interested in working with us on future clients, have actually found the functionality of eChain® to be very appropriate for their own local customers. So we've had a number of these occupational health clinics switch their business from other laboratories to MEDTOX in order to use the benefits of eChain® with their own local, smaller companies, but in the local area. And so we've seen some revenue growth from that activity. We will start the national marketing probably right after the first of the year. We will get it all organized this quarter, but sending out information and contacting people at the end of the fourth quarter is not the best time to do it.

Steven Crowley - Craig-Hallum Capital – Analyst:

That's real helpful. Now, do you think eChain® and some of this local business that it's driven to you has meaningfully increased your new customer growth and your new business growth in the workplace drugs-of-abuse business?

Dick Braun - MEDTOX - President and CEO:

Not yet.

Steven Crowley - Craig-Hallum Capital – Analyst:

Not yet. So that hasn't been a driver yet. Okay. That's real helpful. Thanks again, guys.

Brent Miley - Rutabaga Capital – Analyst:

Yes, I wanted to follow-up, if I could. You guys mentioned that the ER product was ramping. You've shipped just a handful and it sounded like you guys were actually ramping very quickly, in terms of 300 being produced in the fourth quarter. Can you place all those that you can build at this point? Would you kind of just talk about what you expect over maybe the next 12 months, either in terms of placements and/or what that might mean in terms of revenues?

Jim Schoonover - MEDTOX – CMO:

Brent, this is Jim. I think the best way to answer that is there's a certain amount of what I would call pent-up demand and interest in the reader. A number of people have seen prototypes of it and have a great interest in it. We believe the 300 units will largely meet that demand, in terms of, new placements with hospitals that have yet to see it, or spend any time analyzing what the reader could do for them. That's a bit of a wait and see attitude, and the nature of the production schedule is that it can be ramped up or down as market conditions warrant. So it's got some flexibility built into it, but we feel pretty confident that the 300 units will be placed fairly quickly.

Brent Miley - Rutabaga Capital – Analyst:

Okay. Very good, I appreciate it. Thanks.

Dick Braun, MEDTOX - President and CEO:

I would like to thank you for joining us on this conference call, and we look forward to you joining us again for our year-end numbers. Thank you.